Exhibit 99

FOR RELEASE March 28, 2011

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

H. Watts Steger, III, Chief Executive Officer

(540) 591-5002

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC REVISES FINANCIAL RESULTS FOR 2010

BUCHANAN, VIRGINIA. March 28, 2011 — Buchanan-based Botetourt Bankshares, Inc., holding company for Bank of Botetourt, announced today that it is revising its financial results for 2010 and rescinding it previous February 3, 2011 announcement regarding its consolidated financial results for the quarter and year-ending December 31, 2010. The Bank discovered additional information in the first quarter of 2011 during its normal and ongoing process of critically reviewing its loan portfolio. New facts led the Bank to impair two large lending relationships. Additionally, the Bank received new (lower) appraisals for collateral securing some existing impaired loans. Collectively, these events necessitated making an additional provision of $810,000 to its allowance for loan losses as of December 31, 2010, consistent with current accounting guidelines. Although the financial statements are not yet completed, the Company now believes that it will have a net loss for the year- ended December 31, 2010 of approximately $117,000. The Company expects to file its annual report on Form 10-K no later than March 31, 2011. Additional details about these additions to the provision for loan losses and the effect on net income, as well as the effect on other financial calculations, will be available in that filing.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., said “2010 was a challenging year for both our Bank and the industry. Earnings have been impacted adversely in 2010 due to a higher provision for loan losses, as the Company continues to respond to loan delinquencies, impaired loans, and exposure in the real estate development market.”

Steger continued by noting “Bank of Botetourt remains well-capitalized according to regulatory standards. Our 112 year history has enabled us to weather this economic storm.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Botetourt, Rockbridge, Roanoke, and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.